Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-131619, 333-135356 and 333-147745 and Form S-3 Nos. 333-133501, 333-139054 and 333-139260) of CombinatoRx, Incorporated and in the related Prospectuses of our reports dated March 7, 2008, with respect to the consolidated financial statements of CombinatoRx, Incorporated and the effectiveness of internal control over financial reporting of CombinatoRx, Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 7, 2008